Institutional Shareholder Services (ISS) requested that the Company provide ISS with additional information about fees that the Company paid to its independent auditors, Deloitte & Touche LLP (Deloitte), reported in its proxy statement for its 2005 Annual Meeting of Shareholders. ISS further requested that the Company publish this information in a Form 8-K. The following is the information the Company provided to ISS:

Fees Paid to Auditors
The following table sets forth supplemental information concerning fees billed by Deloitte for services rendered to the Company for the fiscal year ended September 30, 2004:

Audit Fees	$476,810
Audit-Related Fees	172,345
Tax Fees – Preparation and Compliance (1)	488,363

Total Audit, Audit-Related and Tax Preparation and Compliance Fees1,137,518
Other Non-Audit Fees:
Tax Fees – Other (1)	986,750
All Other Fees	0

Total – Other Fees	986,750
Total Fees	$2,124,268

(1) On May 4, 2004 the Audit Committee directed the Company and Deloitte to convert two previously existing contingent fee arrangements to a fixed fee basis. Tax Fees – Other includes payments under those new fixed fee structures for the strategic tax reviews and research and development tax credit studies ($917,002), as well as fees for tax advice for mergers and acquisitions ($69,748). Tax Fees — Preparation and Compliance includes payments under those new fixed fee structures for the preparation and follow up of amended state income tax returns ($461,933), as well as fees related to audit support ($26,430). The classifications are based on information (since the inception of the contingent fee arrangements) provided by Deloitte and reflect reasonable estimates by the company of the time related to each component.